Exhibit 99.1

Source: Quanta, Inc.

June 11, 2020 09:01 ET

Quanta Announces “Town Hall” Style Shareholder Update for June 15, 2020 at 1:30 PM ET

BURBANK, CA, June 11, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Quanta, Inc. (OTCPK:QNTA), an applied sciences company based on a quantum biology platform that significantly boosts the potency and efficiency of any plant-based matter, today announced another virtual “Town Hall” style investor event, which will be broadcast live over the internet on June 15, 2020 at 1:30 PM ET / 10:30 AM PT.

Eric Rice, the company’s Chief Executive Officer, will lead the session and provide updates on recent events at Quanta, with Q&A to follow. This virtual meeting is open to the public and will consist of a live broadcast audio and video stream, with an open Q&A chat feature accessible. All attendees are required to register to participate. Please access this registration link and follow instructions at:

https://us02web.zoom.us/webinar/register/WN_qNhUXI-HTECZwoZyq9neqw

Questions may be submitted in advance by email to Peter Seltzberg, Investor Relations for Quanta, at the email address below. A rebroadcast will also be made available to the public by request for those unable to attend the live event and will also be made available on the company’s corporate website.

About Quanta:

Quanta, Inc. (“Quanta”) is a cutting-edge technology platform whose patented, proprietary technology harnesses advances in quantum biology to increase the potency of active ingredients. Currently, Quanta supports product formulations in pain management, anti-inflammation, skincare, anti-aging, nutritional supplements, and plant-based consumables. Ultimately, Quanta’s mission is to deliver better, more effective ingredients to elevate product efficacy, reduce waste and facilitate healthier, more sustainable consumption.

The established resonance theory behind Quanta’s polarization process has many potential applications. From potentiating bio-ingredients to produce more-effective carbon-trapping plants to transformative anti-aging solutions Quanta’s technology has the opportunity to upend how commercial products are made and the benefits from them. Already we see multi-trillion-dollar global industries benefiting from Quanta’s technology. You can find more about Quanta at https://buyquanta.com/.

Contacts:

Darrow Associates, Inc.

Peter Seltzberg, Managing Director, IR

pseltzberg@darrowir.com

(516) 419-9915